Exhibit 16

Accountants &
business advisers

February 7, 2011

Private and Confidential

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
USA

Dear Sirs,

China Green Energy Industries, Inc. (the "Company")

We have read the statements we understand the Company will include under item 4.01 of the Form 8-K/A report it will file under the recent change of auditors. We agree such statements made regarding our firm. We have no basis to agree or disagree with other statements made under 4.01.

Yours faithfully,

/s/ PKF
PKF
Certified Public Accountants
Hong Kong